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                                                                   Exhibit 10.15

                                     *** CERTAIN CONFIDENTIAL INFORMATION
                                     CONTAINED IN THIS DOCUMENT
                                     (INDICATED BY ASTERISKS) HAS BEEN
                                     OMITTED AND FILED SEPARATELY WITH
                                     THE SECURITIES AND EXCHANGE
                                     COMMISSION PURSUANT TO A REQUEST FOR
                                     CONFIDENTIAL TREATMENT UNDER 17
                                     C.F.R. SECTIONS 200.80(B)(4), 200.803
                                     AND 230.406

                   ADDENDUM TO PARTNERSHIP LICENSE AGREEMENT

This Addendum to Partnership License Agreement ("Addendum") is entered into this 15th day of April 2004 (the "Effective Date"), by and between Lindows, Inc., a Delaware corporation ("Lindows") and Seagate Technology LLC, a Delaware limited liability company ("Licensee").

WHEREAS, Lindows and Licensee previously entered into a Partnership License Agreement on or about September 21, 2003 (the "Agreement"); and

WHEREAS, Lindows desires to grant to Licensee and Licensee desires to receive from Lindows, a license to pre-install LinSpireEspanol (as defined hereinafter) on certain Licensee Products (as defined in the Agreement), for purposes of making Composite Products (as defined hereinafter), and for Licensee to distribute such Composite Products pursuant to the terms and conditions of this Addendum and the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and in reliance on the mutual agreements contained herein, the parties agree as follows:

1. DEFINITIONS: All capitalized terms in this Addendum shall have the same meaning as in the Agreement, unless otherwise defined in this Addendum.

         1.1 "Composite Products" shall mean Licensee Products upon which Licensee has installed LinSpireEspanol.

         1.2 "Gold Master" shall mean a master disk image of LinSpireEspanol as made available for delivery to Licensee via electronic download at the Builder website http://builder.lindows.com or any successor website thereto or on CD-ROM or other media.

         1.3 "LinSpireEspanol" shall mean certain computer programs including LinSpireEspanol and related documentation and interface specifications developed,

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owned, licensed, otherwise controlled, and/or distributed by Lindows, as more specifically set forth at the website
http://www.lindows.com/lindows_products.php or any successor website thereto, and any Updates to the foregoing computer programs and related documentation and interface specifications.

         1.4 "Licensed Term" shall mean six (6) months from the Effective Date of this Addendum or until the termination or expiration of the Agreement, whichever is earlier.

         1.5 "Licensed Territory" shall mean the country of Mexico, and all of the countries of the Caribbean, Central America, and South America.

         1.6 "Roll-Out Date" shall mean the date in which Lindows first makes LinSpireEspanol available for sale to the public.

2. SURVIVAL OF TERMS: Unless otherwise stated in this Addendum, all terms and conditions of the Agreement shall be in full force and effect. The terms and conditions of the Agreement shall prevail in the event of any discrepancy or conflict between this Addendum and the Agreement, unless otherwise agreed to in a document signed by each of the parties hereto.

3.       LICENSE GRANT:

         3.1 GRANT: Subject to the restrictions in Section 3.2 and the other terms and conditions in this Addendum and the Agreement, and only during the Licensed Term, Lindows hereby grants to Licensee a nontransferable, nonsublicensable (except as expressly set forth in the Agreement), limited right and license only in the Licensed Territory solely to:

                  (a) Use the Gold Master to install one (1) copy of LinSpireEspanol in executable form only on each unit of the Licensee Products to create Composite Products;

                  (b) Distribute such copy of LinSpireEspanol only in executable form and only as installed on and an integrated part of Composite Products directly or through a Reseller to End Users for each End User to install a Composite Product as part of that End User's Computer and access and use such copy of LinSpireEspanol installed on such Composite Product via the Composite Product and that End User's Computer;

                  (c) Distribute such copy of LinSpireEspanol only in executable form and only as installed on and an integrated part of Composite Products directly or through a Reseller to System Builders for each System Builder to install such Composite Products in its Computers and distribute such copy of LinSpireEspanol only as installed on and an integrated part of such Composite Product

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                           installed in such Computer directly or through a
                           Reseller to an End User for an End User to access and use such copy of LinSpireEspanol via the Composite Product and such Computer;

                  (d) Use the Gold Master and LinSpireEspanol to provide reasonable technical support for Composite Products to Resellers, System Builders and End Users and, to the extent necessary to provide such technical support to End Users only, to distribute a single copy of LinSpireEspanol on a CD-ROM to an End User for such End User to re-install LinSpireEspanol on such End User's Composite Product.

         3.2 EXCLUSIVITY: All licenses granted herein are non-exclusive and Lindows may grant licenses to third parties who may compete with Licensee, in connection with the distribution (or other uses licensed in this Addendum) of the Gold Master and LinSpireEspanol, except that, for a period of one hundred twenty-seven (127) days from the Roll-Out Date, Licensee shall be Lindows' exclusive partner licensed to pre-install or bundle LinSpireEspanol to create a composite product, and for a period of one hundred twenty-seven (127) days from the Roll-Out Date, Licensee shall have the exclusive right to license LinSpireEspanol to End Users and Resellers in the Licensed Territory, only as an installed component to the Composite Products. Lindows reserves the right to license LinSpireEspanol directly to Resellers and/or End Users in the Licensed Territory as a stand-alone product.

4. PAYMENT: During the Licensed Term, Licensee agrees to purchase a guaranteed minimum quantity of *** licenses of LinSpireEspanol (the "Guaranteed Minimum Quantity"). Licensee shall pay Lindows *** for each license of LinSpireEspanol that Licensee orders from Lindows. The total price paid for the Guaranteed Minimum Quantity during the Licensed Term shall be *** (the "Minimum Guaranteed Amount"), which shall be fully earned and nonrefundable. Licensee shall pay Lindows *** for each license of LinSpireEspanol purchased beyond the Guaranteed Minimum Quantity. Licensee shall provide Lindows, on a monthly basis, sales, shipment, inventory, and other written or electronic reports relating to Licensee's activities under this Addendum during the prior month ("P.O.S. Reports"). All payments made by Licensee to Lindows shall be made within thirty
(30) days from the date Lindows receives Licensee's P.O.S. Reports. In the event that Licensee fails to make payment of the amounts due to Lindows thirty (30) days from the date Lindows receives Licensee's P.O.S. Reports, Lindows shall notify Licensee that Licensee is in breach of this Section 4 pursuant to the Notice provision in Section 16 of the Agreement, and Licensee shall have thirty
(30) days from the date Licensee receives such notice to cure such breach, and Lindows shall charge Licensee a *** late fee for any such amount due to Lindows (the "Late Fee"). In addition to the Late Fee, the past due amount shall collect interest at (***) per annum. If, after thirty (30) days from the date Licensee receives notice of such breach, Licensee has not paid Lindows the amounts due, plus the Late Fee and interest, Lindows shall, at its sole and absolute discretion, elect to terminate this Addendum, upon which the Guaranteed

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Minimum Amount, in its entirety, plus the Late Fee and interest, shall immediately become due and payable to Lindows, and Licensee shall no longer be entitled to any of the rights granted in Section 3 above. Upon expiration of the Licensed Term, the Minimum Guaranteed Amount, in its entirety, plus any other amounts due to Lindows pursuant to this Section 4, shall immediately become due and payable to Lindows.

5. RESELLERS AND SYSTEM BUILDERS: Licensee shall use its best efforts to locate and identify Resellers and Systems Builders that will resell and distribute the Composite Products in the Licensed Territory in a manner consistent with the terms and conditions of this Addendum and the Agreement. Lindows shall use its best efforts to drive customer demand to such Resellers and Systems Builders for product fulfillment.

6. PROMOTION: Licensee shall actively advertise and promote LinSpireEspanol and the Composite Products in the Licensed Territory in a commercially reasonable manner. Licensee shall list LinSpireEspanol in its marketing materials and on its website, and shall transmit LinSpireEspanol information and promotional materials to End Users in the Licensed Territory in its ordinary course of business and as reasonably requested by Lindows from time to time.

7. ADVERTISING: Licensee shall provide samples of its advertising copy and sales literature to Lindows upon its request. Lindows reserves the right to review and approve at its sole discretion all uses of Lindows' trademarks, service marks, or trade names in Licensee's advertising and promotion of LinSpireEspanol, prior to Licensee's use thereof. Such approval will not limit Licensee's obligation to comply with all applicable laws in the Licensed Territory and shall not be deemed an endorsement or approval by Lindows of any advertising content or use by Lindows. At its sole discretion, Lindows shall assist Licensee in developing advertisements for LinSpireEspanol, including, without limitation, presenting Licensee with examples of marketing and advertising literature within the Licensed Territory.

8. LINDOWS INDEMNIFICATION: Lindows shall defend at its sole cost any claim or proceeding brought by a third party against Licensee, its officers, directors, agents, and employees ("Licensee Indemnified Parties"), shall have the right at its option and sole cost to settle such claim or action, and shall pay any final award of damages issued against the Licensee Indemnified Parties by a court of competent jurisdiction, to the extent such claim or proceeding is based on a claim that the Licensee Indemnified Parties' authorized use sublicense or distribution of LinSpireEspanol directly infringes or misappropriates a third party Proprietary Right (a "Licensee Claim"), provided that: (a) upon becoming aware of such Licensee Claim, the Licensee Indemnified Parties promptly notify Lindows.com in writing of the Licensee Claim; (b) Lindows shall have exclusive control of the defense and/or settlement of any action to which the Licensee Claim relates; and (c) the License Indemnified Parties cooperate with Lindows in every reasonable way to facilitate such defense or settlement. Lindows shall not settle any claim without the Licensee Indemnified Parties' prior written consent (which shall not be unreasonable withheld, conditioned or delayed). Notwithstanding any of the foregoing, the Licensee Indemnified Parties shall have the right, in their absolute discretion and at

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their sole cost, to employ attorneys of their own choice and to institute or defend any such Licensee Claim. Lindows' obligations under this Section 8 shall not apply to the extent any Licensee Claim arises from (1) any modifications made by the Licensee Indemnified Parties or any third party to LinSpireEspanol as and in the form delivered by Lindows to Licensee under this Addendum, (2) the Licensee Indemnified Parties' or a third party's failure to use LinSpireEspanol in accordance with the provisions of this Addendum, and/or (3) the combination or use of LinSpireEspanol, or any portion thereof with software, hardware or materials not provided by Lindows. Lindows shall have no liability for any use of LinSpireEspanol other than as expressly set forth in this Addendum and the foregoing states Lindows' sole indemnification obligations and entire liability to Licensee with respect thereto.

9. THREATENED INFRINGEMENT: If LinSpireEspanol becomes subject to a Licensee Claim relating to Proprietary Rights or in the event that Lindows wishes to minimize its potential liability hereunder, then Lindows may, at Lindows' option and at no expense to Licensee, (i) obtain for Licensee the right to continue to exercise the license granted; (ii) substitute a functionally equivalent non-infringing software; or (iii) modify LinSpireEspanol to make it non-infringing but remaining functionally equivalent.

10. LICENSEE INDEMNIFICATION: Licensee shall defend at its sole cost any claim or proceeding brought by a third party against Lindows, its officers, directors, agents and employees ("Lindows Indemnified Parties"), shall have the right at its option and sole cost to settle such claim or action, and shall pay any final award of damages issued against the Lindows Indemnified Parties by a court of competent jurisdiction, to the extent that such claim or proceeding arises out of the Composite Product (except to the extent that Lindows is required to indemnify the Licensee Indemnified Parties pursuant to Section 8 above) (each, a "Lindows Claim"), provided that: (a) upon becoming aware of such Lindows Claim, the Lindows Indemnified Parties promptly notify Licensee in writing of the Lindows Claim; (b) Licensee shall have exclusive control of the settlement or defense of any action to which the Lindows Claim relates; and (c) the Lindows Indemnified Parties cooperate with Licensee in every reasonable way to facilitate such defense or settlement. Licensee shall not settle any claim without the Lindows Indemnified Parties' prior written consent (which shall not be unreasonable withheld, conditioned or delayed). Notwithstanding any of the foregoing, the Lindows Indemnified Parties shall have the right, in their absolute discretion and at their sole cost, to employ attorneys of their own choice and to institute or defend any such Lindows Claim.

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IN WITNESS WHEREOF, the parties have executed this Addendum by their duly authorized representatives on the date first written above.

"Lindows"                                     "Licensee"
LINDOWS, INC.                                 SEAGATE TECHNOLOGY LLC

By: /s/ Kevin Carmony                         By: /s/ William L. Hudson
    --------------------------                    -------------------------
Name: Kevin Carmony                           Name: William L. Hudson

Title: Pres. & COO                            Title: Executive Vice President,
       4-15-04                                       General Counsel & Secretary

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